Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Urologix, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 333-11981, 333-13271, 333-41385, 333-84869, 333-53634, 333-82854, 333-109259 and 333-124939) of Urologix, Inc. of our report dated September 17, 2010 with respect to the balance sheets of Urologix, Inc. as of June 30, 2010 and 2009, and the related statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2010, which report appears in the June 30, 2010 annual report on Form 10-K of Urologix, Inc.

/s/ KPMG LLP

Minneapolis, Minnesota
September 17, 2010